UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2025

Bank of Marin Bancorp
(Exact name of Registrant as specified in its charter)

California	001-33572	20-8859754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

504 Redwood Blvd., Suite 100, Novato, CA	94947
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code:  (415) 763-4520

Not Applicable
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, no par value	BMRC	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Subordinated Note Offering

On November 19, 2025, Bank of Marin Bancorp, a California corporation (the “Company”)(Nasdaq: BMRC), and parent company of Bank of Marin, issued a press release announcing that it entered into Subordinated Note Purchase Agreements (the “Note Purchase Agreement”) pursuant to which the Company issued and sold $45 million in aggregate principal amount of its 6.750% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Notes”) to certain investors. The Notes were rated BBB- by Kroll Bond Rating Agency. The Notes were offered and sold by the Company in a private placement transaction in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Regulation D thereunder. The Company intends to use the net proceeds from the offering for general corporate purposes including the repositioning of its held-to-maturity securities portfolio and providing capital to support the organic growth of the Company's wholly owned subsidiary, Bank of Marin.

The Notes will mature on December 1, 2035. From and including November 19, 2025, to, but excluding, December 1, 2030 or the date of earlier redemption, the Company will pay interest on the Notes semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2026, at a fixed interest rate of 6.750% per annum. From and including December 1, 2030, to, but excluding, the maturity date or the date of earlier redemption (the “Floating Rate Period”) the Company will pay interest on the Notes at a floating interest rate. The floating interest rate will be reset quarterly, and the interest rate for any Floating Rate Period shall be equal to the then-current Three-Month Term SOFR (as defined in the Notes) plus 335 basis points for each quarterly interest period during the Floating Rate Period. Interest payable on the Notes during the Floating Rate Period will be paid quarterly in arrears on March 1, June 1, September 1 and December 1, of each year, commencing on March 1, 2031. Notwithstanding the foregoing, in the event that the benchmark rate is less than zero, the benchmark rate shall be deemed to be zero.

The Company may, at its option, redeem the Notes (i) in whole or in part beginning with the interest payment date of December 1, 2030, and on any interest payment date thereafter, or (ii) in whole, but not in part, upon the occurrence of a “Tier 2 Capital Event,” a “Tax Event,” or “Investment Company Event” (each as defined in the Notes). The redemption price for any redemption is 100% of the principal amount of the Notes, plus accrued, but unpaid interest thereon to, but excluding, the date of redemption. Any redemption of the Notes will be subject to the receipt of any and all required federal and state regulatory approvals, including the approval of the Board of Governors of the Federal Reserve System to the extent then required under applicable laws or regulations.

There is no right of acceleration of maturity of the Notes in the case of default in the payment of principal of, or interest on, the Notes or in the performance of any other obligation of the Company under the Notes. The Notes provide that holders of the Notes may accelerate payment of indebtedness only upon the Company’s bankruptcy, insolvency, reorganization, receivership or other similar proceedings.

The Notes are general unsecured, subordinated obligations of the Company and rank junior to all of its existing and future Senior Indebtedness (as defined in the Notes), including all of its general creditors. The Notes will be equal in right of payment with any of the Company’s existing and future subordinated indebtedness, and will be senior to the Company’s obligations relating to any junior subordinated debt securities issued to the Company’s subsidiary trusts. In addition, the Notes are effectively subordinated to all secured indebtedness of the Company to the extent of the value of the collateral securing such indebtedness.

The foregoing descriptions of the Notes and the Note Purchase Agreement does not purport to be complete and are each qualified in their entirety by reference to the full text of the forms of such agreements, which are attached as Exhibits 4.1 and 10.1, respectively, and incorporated herein by reference.

ITEM 2.03     CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 is incorporated herein by reference.

ITEM 7.01     REGULATION FD DISCLOSURE

On November 19, 2025, the Company issued a press release announcing the completion of the offering of the Notes, which is furnished as Exhibit 99.1.

Additionally, furnished as Exhibit 99.2 is a copy of an investor presentation that was utilized by the Company in conducting the offering.

The information in this Item 7.01 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, unless specifically identified therein as being incorporated therein by reference.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d)        Exhibits.

Exhibit No.	Description

4.1	Form of 6.750% Fixed-to-Floating Rate Subordinated Note due December 1, 2035
10.1	Form of Subordinated Note Purchase Agreement, dated as of November 19, 2025
99.1	Press release dated November 19, 2025
99.2	Form of investor presentation
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 19, 2025	BANK OF MARIN BANCORP
		By:	/s/ David Bonaccorso
David Bonaccorso
Executive Vice President
and Chief Financial Officer